Exhibit 99.1

Media Contact: Autumnn Mahar
Email: amahar@arcb.com
Phone: 479-494-8221

ArcBest Announces Promotion of Christopher Adkins as Yield Leader

and Departure of Chief Yield Officer Danny Loe

FORT SMITH, Ark., June 8, 2023 — ArcBest® (Nasdaq: ARCB), a leader in supply chain logistics, today announced its Chief Yield Officer Danny Loe has decided to leave the company effective June 16 to explore other opportunities.

“Danny has been instrumental in building an incredible yield team,” said Judy R. McReynolds, ArcBest chairman, president and CEO. “Since joining ArcBest 26 years ago, Danny has played a key role in many of the initiatives that position ArcBest as a leading logistics company. We thank Danny for his contributions and wish him all the best.”

“It has been a privilege to spend most of my career at ArcBest and to lead such an exceptional group of people,” Loe said. “I am proud of everything we accomplished together and wish them great success in the future.”

Christopher Adkins, currently vice president yield strategy, will expand his responsibilities to lead our yield, moving, and costing teams and be named vice president - yield strategy and management, effective June 17. Christopher has been with ArcBest for more than 11 years and was recently named as one of Talk Business’ Arkansas Forty Under 40. He plays a leading role in important ArcBest initiatives such as automated price quotes, space-based pricing and our dynamic LTL offering by collaborating with ArcBest’s best-in-class yield, sales, operations, and technology teams. Adkins holds a bachelor’s degree in industrial engineering from the University of Arkansas.

“Christopher has been a values-driven leader for our yield team, and we look forward to working with him in his new role,” McReynolds said. “I anticipate a seamless leadership transition with Christopher’s expertise and deep knowledge of our company and industry.”

ABOUT ARCBEST

ArcBest® (Nasdaq: ARCB) is a multibillion-dollar integrated logistics company that helps keep the global supply chain moving. Founded in 1923 and now with over 15,000 employees across nearly 250 campuses and service centers, the company is a logistics powerhouse, fueled by the simple notion of finding a way to get the job done. Through innovative thinking, agility and trust, ArcBest leverages its full suite of shipping and logistics solutions to meet customers’ critical needs, each and every day. For more information, visit arcb.com.

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